Exhibit 99.1

  Fresh Choice Announces Agreement to Sponsor Proposed Plan Of Reorganization


    MORGAN HILL, Calif.--(BUSINESS WIRE)--June 3, 2005--Fresh Choice, Inc. (Pink Sheets:SALDQ) (The "Company") announced today that it has entered into a letter agreement (the "Agreement") with the Official Committee of Unsecured Creditors appointed in the Company's case (the "Committee"), Crescent Real Estate Equities Limited Partnership ("Crescent") and Cedarlane Natural Foods, Inc. ("Cedarlane") whereby Crescent and Cedarlane will sponsor a recapitalization of the Company pursuant to a plan of reorganization. Crescent is the holder of 100% of the Company's Class B Preferred Stock. Cedarlane is a leading producer of Gourmet and organic food preparation and commissary operations with a specific focus on food of the same type and style as served at Fresh Choice restaurants.
    Under the proposed joint plan of reorganization to be filed by the Company, the Committee, Crescent and Cedarlane (the "Plan") in the United States Bankruptcy Court for the Northern District of California ("Bankruptcy Court") Crescent and Cedarlane would acquire 100% of the new equity interests in the reorganized Company. Existing holders of the Company's common equity interests would not receive any consideration on account of such interests under the terms of the Plan to be proposed in accordance with the Agreement. Both the Plan and the disclosure statement with respect thereto, are subject to Bankruptcy Court approval. The Committee supports approval of the Plan.
    Fresh Choice, Inc. operates 35 restaurants, 32 of which are under the Fresh Choice or Zoopa brand names in California (30), the state of Washington (1) and Texas (1). The Company's Fresh Choice and Zoopa restaurants offer customers an extensive selection of high quality, freshly-prepared traditional and specialty salads, hot pasta dishes, pizza, soups, bakery goods and desserts in a self-service format. In addition, the Company operates one Fresh Choice Express restaurant, one dual branded Fresh Choice Express and licensed Starbucks retail store and one stand-alone licensed Starbucks retail store in Texas.

    Important Note:

    The above statements about Fresh Choice's future plans are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. They use such words as "may," "will," "expect," "believe," "plan" and other similar terminology. These statements reflect management's current expectations regarding future events and operating performance and speak only as of the date of this release. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied in this press release.
    Among these risks and uncertainties are: the ability of the Company to complete the reorganization of its remaining operations and restructure its financial affairs under Chapter 11 of the U.S. Bankruptcy Code; the ability of the Company to return to positive comparable-store sales; achieving profitability; the effect of general economic and weather conditions; customer receptiveness to new menu items; competitive pressures in the food-service marketplace; the changing tastes of consumers; and the ability to secure and retain services of experienced personnel. Additional risks and uncertainties may be included in Fresh Choice's most recent annual report on Form 10-K, quarterly reports on Form 10-Q and 8-K's on file with the Securities and Exchange Commission.
    Actual future results may differ materially depending on a variety of factors. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.



    CONTACT: Fresh Choice, Inc.
             David E. Pertl, 408-776-0799